------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires:  October 31, 2002
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1

                               Koger Equity, Inc.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    500228101
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 26, 2001
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               Page 1 of 37 Pages

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     382,450
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    382,450
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             382,450
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.4 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 2 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     359,300
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    359,300
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             359,300
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.3 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     63,000
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    63,000
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             63,000
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     67,000
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    67,000
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             67,000
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             WC, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     39,450
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    39,450
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             39,450
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 6 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

          ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     343,827
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    343,827
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             343,827
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.3 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 7 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     911,200
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    911,200
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             911,200
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             3.4 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 8 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 9 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 10 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 11 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]
-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 12 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 13 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 14 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

          ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States

------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 16 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 17 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                      [    ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 18 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 19 of 37 Pages

                                       13D
===================
CUSIP No. 500228101
===================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [   ]

                                                                     (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 1,255,027 Shares, which is 4.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       SOURCE OF FUNDS (See Instructions)

             AF, OO
-------------===================================================================
     5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)
                                                                         [   ]
-------------===================================================================
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------============================================
       NUMBER OF            7       SOLE VOTING POWER

        SHARES                      -0-
                          ----------============================================
     BENEFICIALLY           8       SHARED VOTING POWER

       OWNED BY                     1,255,027
                          ----------============================================
         EACH               9       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                          ----------============================================
      PERSON WITH           10      SHARED DISPOSITIVE POWER

                                    1,255,027
------------------------------------============================================
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,255,027
-------------===================================================================
     12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]

-------------===================================================================
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.7 %
-------------===================================================================
     14      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 20 of 37 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on May 29, 2001 (collectively, with all amendments thereto, the "Schedule 13D").

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships
         ----------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 26,815,649 Shares outstanding as of July 31, 2001 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended June 30, 2001 filed with the Securities and Exchange Commission on August 13, 2001.

               (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships in the past 60 days are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

               (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

               (e)  Not applicable.

     (b) The Management Company
         ----------------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for the Management Company is incorporated herein by reference.

               (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule F hereto and are incorporated herein by refer ence. All of such transactions were open-market transactions.

               (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.


                               Page 21 of 37 Pages

               (e)  Not applicable.

     (c) The General Partner
         -------------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for the General Partner is incorporated herein by reference.

               (c)  None.

               (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

               (e)  Not applicable.

     (d) The Individual Reporting Persons
         --------------------------------

               (a),(b) The  information  set forth in Rows 7  through  13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

               (c)  None.

               (d) The General Partner has the power to direct the affairs of the Partnerships, in cluding the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Ac counts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

               (e)  Not applicable.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.



                               Page 22 of 37 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  November 13, 2001

                       /s/  Joseph F. Downes
                       ----------------------------------------
                       FARALLON PARTNERS, L.L.C.,
                       on its own behalf and as General Partner of
                       FARALLON CAPITAL PARTNERS, L.P.,
                       FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                       By Joseph F. Downes,
                       Managing Member

                       /s/  Joseph F. Downes
                       ----------------------------------------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.,
                       By Joseph F. Downes,
                       Managing Member

                       /s/  Joseph F. Downes
                       ----------------------------------------
                       Joseph F. Downes, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, William F. Duhamel, Andrew B. Fremder,
                       Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee A. Moore,
                       Thomas F. Steyer and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications,


                               Page 23 of 37 Pages

Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.



                               Page 24 of 37 Pages

                                                                         ANNEX 1

     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

          (a)  Farallon Capital Management, L.L.C.
          (b)  One Maritime Plaza, Suite 1325
               San Francisco, California  94111
          (c)  Serves as investment adviser to various managed accounts
          (d)  Delaware limited liability company
          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee A. Moore and Mark
               C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

          (a)  Farallon Partners, L.L.C.
          (b)  c/o Farallon Capital Management, L.L.C.
               One Maritime Plaza, Suite 1325
               San Francisco, California  94111
          (c)  Serves as general partner to investment partnerships
          (d)  Delaware limited liability company
          (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee
               A. Moore and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

          Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique
          H. Boilini's business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members


                               Page 25 of 37 Pages

          (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.


                               Page 26 of 37 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                                   NO. OF SHARES
                                   PURCHASED (P)                      PRICE
        TRADE DATE                  OR SOLD (S)                    PER SHARE($)
       ------------               ---------------                 -------------


          10-15-01                   3,000   (S)                      17.04

          10-16-01                   3,300   (S)                      17.14

          10-16-01                   2,800   (S)                      17.14

          10-17-01                     600   (S)                      17.39

          10-18-01                   3,000   (S)                      17.37

          10-19-01                     700   (S)                      17.27

          10-22-01                     300   (S)                      17.13

          10-23-01                     400   (S)                      17.13

          10-25-01                   1,200   (S)                      16.98

          10-25-01                   1,500   (S)                      16.98

          10-26-01                     100   (S)                      16.87

          10-26-01                   2,400   (S)                      16.87

          10-29-01                   1,600   (S)                      16.78

          10-30-01                   1,000   (S)                      16.77

          10-30-01                   3,100   (S)                      16.77

          10-30-01                   1,200   (S)                      16.77

          10-30-01                   2,000   (S)                      16.77

          10-30-01                     300   (S)                      16.77

          10-31-01                     900   (S)                      16.78


                               Page 27 of 37 Pages

          10-31-01                    4,500   (S)                      16.78

          11-02-01                    1,500   (S)                      16.73

          11-05-01                    2,600   (S)                      16.73

          11-06-01                    4,600   (S)                      16.73

          11-07-01                      800   (S)                      16.73







                               Page 28 of 37 Pages

                                      NO. OF SHARES
                                      PURCHASED (P)                    PRICE
          TRADE DATE                   OR SOLD (S)                  PER SHARE($)
         ------------                ---------------               -------------


          10-15-01                       2,900   (S)                      17.04

          10-16-01                       2,300   (S)                      17.14

          10-16-01                       2,000   (S)                      17.14

          10-16-01                       1,400   (S)                      17.14

          10-17-01                         100   (S)                      17.39

          10-17-01                         500   (S)                      17.39

          10-18-01                       2,900   (S)                      17.37

          10-19-01                         700   (S)                      17.27

          10-22-01                         300   (S)                      17.13

          10-23-01                         400   (S)                      17.13

          10-25-01                       1,200   (S)                      16.98

          10-25-01                         200   (S)                      16.98

          10-25-01                       1,100   (S)                      16.98

          10-26-01                         900   (S)                      16.87

          10-26-01                       1,400   (S)                      16.87

          10-29-01                       1,500   (S)                      16.78

          10-30-01                       2,000   (S)                      16.77

          10-30-01                       5,200   (S)                      16.77

          10-31-01                       5,100   (S)                      16.78


                               Page 29 of 37 Pages

          11-02-01                        1,400   (S)                      16.73

          11-05-01                          300   (S)                      16.73

          11-05-01                        2,200   (S)                      16.73

          11-06-01                        4,300   (S)                      16.73

          11-07-01                          700   (S)                      16.73










                               Page 30 of 37 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------


                                   NO. OF SHARES
                                   PURCHASED (P)                      PRICE
       TRADE DATE                   OR SOLD (S)                    PER SHARE($)
      ------------                ---------------                 -------------


          10-15-01                   500   (S)                        17.04

          10-16-01                 1,000   (S)                        17.14

          10-17-01                   100   (S)                        17.39

          10-18-01                   400   (S)                        17.37

          10-18-01                   100   (S)                        17.37

          10-19-01                   100   (S)                        17.27

          10-22-01                   100   (S)                        17.13

          10-23-01                   100   (S)                        17.13

          10-25-01                   400   (S)                        16.98

          10-26-01                   400   (S)                        16.87

          10-29-01                   300   (S)                        16.78

          10-30-01                 1,200   (S)                        16.77

          10-30-01                   100   (S)                        16.77

          10-31-01                   900   (S)                        16.78

          11-02-01                   300   (S)                        16.73

          11-05-01                   100   (S)                        16.73

          11-05-01                   300   (S)                        16.73

          11-06-01                   700   (S)                        16.73

          11-06-01                   100   (S)                        16.73


                               Page 31 of 37 Pages

          11-07-01                   100   (S)                        16.73











                               Page 32 of 37 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------


                                    NO. OF SHARES
                                    PURCHASED (P)                      PRICE
         TRADE DATE                  OR SOLD (S)                    PER SHARE($)
        ------------               ---------------                 -------------


          10-15-01                      200   (S)                        17.04

          10-15-01                      300   (S)                        17.04

          10-16-01                      800   (S)                        17.14

          10-16-01                      300   (S)                        17.14

          10-17-01                      100   (S)                        17.39

          10-18-01                      500   (S)                        17.37

          10-19-01                      100   (S)                        17.27

          10-22-01                      100   (S)                        17.13

          10-23-01                      100   (S)                        17.13

          10-25-01                      500   (S)                        16.98

          10-26-01                      100   (S)                        16.87

          10-26-01                      300   (S)                        16.87

          10-29-01                      200   (S)                        16.78

          10-29-01                      100   (S)                        16.78

          10-30-01                    1,300   (S)                        16.77

          10-31-01                      900   (S)                        16.78

          11-02-01                      200   (S)                        16.73

          11-02-01                      100   (S)                        16.73

          11-05-01                      500   (S)                        16.73


                               Page 33 of 37 Pages

          11-06-01                       300   (S)                        16.73

          11-06-01                       200   (S)                        16.73

          11-06-01                       300   (S)                        16.73

          11-07-01                       100   (S)                        16.73











                               Page 34 of 37 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.
                             ----------------------


                                  NO. OF SHARES
                                  PURCHASED (P)                      PRICE
   TRADE DATE                      OR SOLD (S)                    PER SHARE($)
  ------------                   ---------------                 -------------


   10-15-01                            300   (S)                        17.04

   10-16-01                            600   (S)                        17.14

   10-17-01                            100   (S)                        17.39

   10-18-01                            300   (S)                        17.37

   10-19-01                            100   (S)                        17.27

   10-25-01                            300   (S)                        16.98

   10-26-01                            300   (S)                        16.87

   10-29-01                            200   (S)                        16.78

   10-30-01                            800   (S)                        16.77

   10-31-01                            600   (S)                        16.78

   11-02-01                            100   (S)                        16.73

   11-02-01                            100   (S)                        16.73

   11-05-01                            300   (S)                        16.73

   11-06-01                            500   (S)                        16.73

   11-07-01                            100   (S)                        16.73






                               Page 35 of 37 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------


                                      NO. OF SHARES
                                      PURCHASED (P)                    PRICE
         TRADE DATE                    OR SOLD (S)                  PER SHARE($)
        ------------                 ---------------               -------------


          10-15-01                        2,800   (S)                   17.04

          10-16-01                          577   (S)                   17.14

          10-16-01                          700   (S)                   17.14

          10-16-01                          900   (S)                   17.14

          10-16-01                        3,323   (S)                   17.14

          10-17-01                          500   (S)                   17.39

          10-18-01                        2,800   (S)                   17.37

          10-19-01                          700   (S)                   17.27

          10-22-01                          200   (S)                   17.13

          10-23-01                          300   (S)                   17.13

          10-25-01                        2,400   (S)                   16.98

          10-26-01                        2,300   (S)                   16.87

          10-29-01                        1,300   (S)                   16.78

          10-30-01                        6,177   (S)                   16.77

          10-30-01                          623   (S)                   16.77

          10-31-01                           77   (S)                   16.78

          10-31-01                        4,200   (S)                   16.78

          10-31-01                          523   (S)                   16.78




                               Page 36 of 37 Pages

          11-02-01                         1,300   (S)                   16.73

          11-05-01                         2,177   (S)                   16.73

          11-05-01                           123   (S)                   16.73

          11-06-01                         4,000   (S)                   16.73

          11-07-01                           700   (S)                   16.73












                               Page 37 of 37 Pages